NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The NYSE Archipelago Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on June 4, 2018, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on May 18, 2018 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Guggenheim BulletShares 2025 High Yield Corporate Bond ETF (Claymore Fund) and PowerShares Fund became effective after the close on May 18, 2018. Shareholders of the Claymore Fund received a number of shares of beneficial interest of the corresponding PowerShares Fund (see proxy statement for further details) equal in value to the net asset value of the shares of the Claymore Fund immediately prior to the closing of the Reorganization. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on May 21, 2018.